Exhibit (c)(ii)

 Project Frontenac  Preliminary Report to the Special Committee  May 8, 2021  A Confidential Presentation

 Disclaimer    Disclaimer  These materials were prepared exclusively for the benefit and internal use of the Special Committee of the board of directors of EXFO in order to assist the Special Committee in considering and evaluating, on a preliminary basis, potential values of the Subordinate Voting Shares of EXFO in connection with a non-binding proposal made by G. Lamonde Investissements Financiers Inc. dated March 15, 2021. These materials were prepared on a confidential basis solely and exclusively for the use of the Special Committee and not with a view to public disclosure (whether under Canadian or U.S. securities laws or otherwise). The information in these materials is preliminary and for discussion purposes only. These materials may not be used for any purpose other than as may be specifically contemplated by a written agreement with TD Securities. These materials and the information contained herein does not purport to identify or suggest all of the risks (direct or indirect) which may be associated with any possible transaction or provide any advice or conclusion as to the value of the Subordinate Voting Shares of EXFO.In preparing this document, we: (i) used information obtained from the Company and public sources; (ii) assumed and relied upon, without independent verification, the accuracy and completeness of the information supplied or otherwise made available to us for the purposes of this document; and (iii) assumed that the financial projections and other financial data relating to the Company have been reasonably and properly prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company as at the date of this document.Neither we, our affiliates nor any of our or their respective directors, officers, employees or agents gives any representation or warranty, express or implied, as to: (i) the achievement or reasonableness of future projections, management targets, estimates, prospects or returns contained in this document, if any; or (ii) the accuracy or completeness of any information contained in this document, any oral information provided in connection therewith or any data that either generates.This document does not contain any advice and in connection hereto no employee, affiliate, advisor or representative of TD Securities owes you any fiduciary duty. We reserve the right to alter or update this document as we see fit. This document is not a financial opinion or recommendation by TD Securities.The information in this presentation reflects prevailing conditions and our views as of this date, all of which are accordingly subject to change. TD Securities' opinions and estimates constitute TD Securities' judgment and should be regarded as indicative, preliminary and for illustrative purposes only. In preparing the materials, TD Securities has relied upon documents and information prepared or supplied to TD Securities from the Company and other sources, without independent verification by TD Securities. Any estimates and projections contained herein have been based upon estimates and projections contained in such documents and third party sources and there is no assurance that such estimates and projections will be realized. Neither TD Securities nor any of its employees, affiliates, advisors or representatives makes any representations (express or implied) as to the accuracy or completeness of such information contained herein and nothing contained herein is or shall be construed or relied upon as, a representation, whether as to the past, present or future. Nothing herein should be construed as tax, accounting or legal advice. TD Securities does not have any obligation to update or otherwise revise the materials and information contained herein.TD Securities believes that these materials must be considered as a whole and that selecting portions of the analyses and the factors considered by TD Securities, without considering all of the factors and analyses together, could create a misleading view of the presentation. The preparation of a presentation such as this is complex and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lend to undue emphasis on any particular factor or analysis.Any market valuations contained herein are indicative values as of the time and date indicated. Such market valuations as well as any calculations are believed to be reliable, but TD Securities does not warrant their completeness or accuracy. Any price or valuation constitutes our judgment and are subject to change without notice. Investors should understand that statements regarding future prospects may not be realized. TD Securities cannot guarantee that different prices and/or valuations would not be available elsewhere and suggests that valuations from other sources be obtained for comparison. Actual quotations could differ subject to market conditions.These materials must not be disclosed, copied or reproduced, distributed or passed to others at any time without the prior written consent of TD Securities.Notwithstanding anything herein to the contrary, the Company and each of its employees, representatives or other agents may disclose to any and all persons, without limitation of any kind, the U.S. federal and state income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure insofar as such treatment and/or structure relates to a U.S. federal or state income tax strategy provided to the Company by TD Securities.TD Securities' policies prohibit employees from offering, directly or indirectly, a favorable research rating or specific price target, or offering to change a rating or price target, to a subject company as consideration or inducement for the receipt of business or for compensation. TD Securities also prohibits its research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investors.TD Securities will not be liable to the Company or any third party, whether for negligence, breach of contract or otherwise, for any loss or damage of whatsoever nature suffered by the Company or a third party (including, without limitation, direct loss or damage, indirect or consequential loss or damage, loss of goodwill, loss of business opportunity, loss of data or loss of profit), arising from TD Securities providing you with these materials or the information contained herein."TD Securities" is a trademark of The Toronto-Dominion Bank and represents TD Securities Inc., TD Securities (USA) LLC, TD Securities Limited, TD Global Finance unlimited company and certain investment and corporate banking activities of The Toronto-Dominion Bank and its subsidiaries. TD Securities Inc. is registered in the category of Investment Dealer in each of the provinces and territories of Canada and is a member of the Investment Industry Regulatory Organization of Canada. TD Securities (USA) LLC is a registered broker-dealer and a member of the Financial Industry Regulatory Authority. The Toronto-Dominion Bank is authorized in the United Kingdom by the Prudential Regulation Authority and subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority. TD Bank Europe Limited is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority. TD Securities Limited is authorized and regulated by the Financial Conduct Authority. TD Global Finance unlimited company is regulated by the Central Bank of Ireland. All logos are property of their respective owners and are for identification purposes only. Use of these names, logos, and brands does not imply endorsement.These materials do not constitute a commitment by any TD Securities entity to underwrite, subscribe for or place any securities or to extend or arrange credit or to provide any other services. Nothing in these materials should be construed as, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy or hold, an interest in any security or investment product. Final terms and conditions, if any, for any transaction discussed herein will be subject to a variety of reviews and approvals as well as market conditions.

 Table of Contents  3      1  Situation Overview  4      2  Company and Market Overview  8      3  Management Forecast  20      4  Preliminary Indications of Value  23      Appendices  A  WACC Analysis  34        The analysis presented in this document is not a formal valuation of EXFO or any of its securities or assets, or a fairness opinion with respect to the Proposed Transaction. This document has been prepared solely for the purpose of outlining, on a preliminary basis, certain matters considered by TD Securities to date as part of its preparation of the Valuation. This preliminary report is summary in nature.

 Situation Overview

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Privileged and Confidential

Situation Overview

- TD Securities understands that Germain Lamonde (through G. Lamonde Investissements Financiers Inc.), Founder and Executive Chairman of EXFO Inc. ("EXFO" or the "Company"), has submitted a non-binding proposal to the board of directors (the "Board") of EXFO to acquire all of the outstanding subordinate voting shares of EXFO (the "Subordinate Voting Shares") not held by Germain Lamonde (the "Proposed Transaction" or "Offer") for US$5.25 in cash per Subordinate Voting Share (the "Consideration")
  - Offer represents a 22% premium to the closing price on the NASDAQ on March 15, 2021 (the "Initial Offer Date") and a 41% premium to the current trading price (closing price on May 6, 2021)
- We also understand that Germain Lamonde currently has an ~61.5% economic interest and an ~93.5% voting interest in EXFO through his ownership of Subordinate Voting Shares and 100% of the outstanding Multiple Voting Shares of the Company
  - He has indicated that he will not consider any alternative proposal to acquire EXFO by a third party or any other alternative transaction
- TD Securities' mandate includes the preparation and delivery to the special committee of independent directors of EXFO (the "Special Committee") of:
  - A formal valuation (the "Valuation") of the Subordinate Voting Shares in accordance with the requirements of Regulation 61-101 of the Autorité des marches financiers and Multilateral Instrument 61-101 of the Ontario Securities Commission; and
  - If requested, an opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the Consideration to be received by the shareholders of EXFO, other than Germain Lamonde, in connection with the Proposed Transaction
- This presentation provides preliminary indications of value of the Subordinate Voting Shares
  - The preliminary report has been prepared on the basis of securities markets, economic and general business and financial conditions prevailing on the date hereof
  - The preliminary analysis herein should be considered indicative and subject to change based on TD Securities' ongoing work
  - All figures in this preliminary report are in US$ unless otherwise indicated

5

 Implied Value Metrics  Source: Capital IQ, Company FilingsNote: Market data as of May 6, 2021 | EXFO's fiscal year end is August 31st Based on research analyst consensus estimates for forward periodsReported EBITDA adjusted downward by $3.5mm to remove the impact of IFRS 16Per EXFO's disclosure, Adjusted EBITDA is adjusted for stock-based compensation costs, restructuring charges, and foreign exchange gain or lossPer EXFO's disclosure, Adjusted EPS is adjusted for the after-tax effects of amortization of intangible assets, stock-based compensation, restructuring charges and foreign exchange losses  6    Implied Value Metrics  (1)  (2) (3)  (4)

 Scope of Review  7  In connection with this Preliminary Report to the Special Committee, TD Securities reviewed and relied upon (without attempting to verify independently the completeness, accuracy or reasonableness of) or carried out, among other things, the following:non-binding proposal from G. Lamonde Investissements Financiers Inc. dated March 15, 2021;audited financial statements of EXFO and related management’s discussion and analysis for the fiscal years ended August 31, 2018, 2019 and 2020;unaudited financial statements of EXFO and related management’s discussion and analysis for the fiscal quarters ended November 30, 2020, and February 28, 2021;other securities regulatory filings of EXFO for the fiscal years ended August 31, 2018, 2019 and 2020;unaudited projected financial and operational information for EXFO for the fiscal years ending August 31, 2021 through August 31, 2026 prepared by management of EXFO (the "Management Forecast");various financial, operational and corporate information regarding EXFO prepared or provided by management of EXFO; discussions with senior management of EXFO with respect to the information referred to above and other issues and matters considered relevant;discussions with the offeror, German Lamonde, Founder and Executive Chairman of EXFO;discussions with members of the Special Committee with respect to the matters noted above and other matters considered relevant; various research publications prepared by industry and equity research analysts regarding EXFO and other selected public entities considered relevant; public information relating to the business, operations, financial performance and security trading history of EXFO and other selected public entities considered relevant;public information with respect to certain other transactions of a comparable nature considered relevant; and such other corporate, industry, and financial market information, investigations and analyses as TD Securities considered necessary or appropriate in the circumstances.TD Securities did not meet with the auditors of EXFO and has assumed the accuracy, completeness and fair presentation of, and has relied upon, without independent verification, the financial statements of EXFO and any reports of the auditors thereon.

 Company and Market Overview

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Privileged and Confidential

Company Overview

Overview

- **Founded:** 1985
- **Headquarters:** Québec City, QC
- **Employees:** 1,900+ in over 25 countries
- **Description:** EXFO develops test, monitoring and analytics solutions for fixed and mobile network operators, webscale companies and equipment manufacturers in the global communications industry
  - Customers on a global basis use EXFO's test, monitoring and analytics solutions to enable their networks to perform optimally during their complete life cycles: research, development, manufacturing, installation, maintenance and monitoring
- **Key Executives:** Germain Lamonde (Founder, Executive Chairman and former CEO), Philippe Morin (CEO), Pierre Plamondon (CFO)

Revenue Segmentation

(in US$ millions)


FY2020
$266M
38%
13%
6%
6%
37%
US
China
Canada
UK
Other


FY2020
$266M
74%
26%
T&M
SASS

Business Segments

Segment	Description
Test and Measurement ("T&M")	▪ The T&M segment mainly consists of optical, transport and copper test solutions, including portable equipment for the field and benchtop units for the lab and manufacturing environments – Solutions support customers in the digital transformation of their networks from the core to the network edge – Products enable NEMs, optical component manufacturers, CSPs as well as data center, cloud and web-scale operators to design, deploy, and troubleshoot wireline and wireless networks, as well as help customers reduce their operating expenses – Also supply ultra-high-speed sampling oscilloscopes, bit-error rate testers and other critical test instruments to customers
Service Assurance, Systems and Services ("SASS")	▪ The SASS segment mainly consists of service assurance, fiber monitoring, analytics and professional services as well as other systems-related solutions like network simulation and network topology – The SASS product family tends to be software-intensive with longer sales and revenue recognition cycles than the T&M group – EXFO provides a comprehensive portfolio of monitoring and troubleshooting solutions for wireline and wireless CSPs, delivering full visibility of the network, service and subscriber levels

Source: Company Filings

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Telecoms Services Industry Drivers

Driver	Key Elements	Comments
5G	▪ Converged core ▪ Cloud RAN ▪ Infrastructure investments ▪ Network slicing ▪ Optimizing capex/opex	Investment in 5G is a big factor driving the telecoms software and services industry. Such investments drive software spending for the network itself, for network orchestration and automation and for improvements to OSS and BSS.
Cloud	▪ Moving current payloads to public cloud ▪ Cloud native development ▪ Cloud technology for telecoms networks ▪ Platform data services/AI ▪ Edge computing	Cloud is disrupting the way in which all industries work, including telecoms. The biggest near-term issue is moving existing payloads to the cloud. However, there is a greater emphasis on using software offered as a service, generally in the public cloud and for new cloud-native development, including of the network itself.
Enterprise Services	▪ SD WAN ▪ IoT ecosystems ▪ Cloud IT services ▪ Enterprise digital experience/self service ▪ Private 5G	Communications service providers ("CSPs") are placing a greater emphasis on enterprise services. There are a range of drivers including cloud IT services and IoT. SD-WAN provides lower costs and faster deployments, thereby enabling new use cases. Enterprises now expect self-service through a digital experience.
Digital Transformation	▪ Digital experience ▪ Automated customer journeys ▪ Cloud loop automation/lower TCO ▪ Use of cloud services/SaaS ▪ Culture change (to be like cloud providers)	The telecoms industry has been pushing digital transformation for some time and is now getting significant pay-off. Nearly all CSPs have deployed and are improving digital customer channels. Increased levels of automation lower network operational costs. All this has been made possible by underlying changes to enable the use of cloud methods and more cloud services.
Network Disaggregation	▪ Impact of virtual networks ▪ Infrastructure capex changes ▪ Infrastructure as real estate ▪ Cell densification ▪ Private 5G	Digital transformation has led to network disaggregation. The full vertical integration of networks and services is no longer necessary nor always efficient. Investors such as towercos, fibrecos and hosting centres provide wholesale access to fundamental infrastructure used by many retail service providers.

Source: Analysys Mason

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 Acquisition History  11  Acquisition History            2001    Acquired Avantas Network, a Montreal-based supplier of fiber-optic testing and optical network performance management equipment, for ~US$93.0mm in cash and shares (T&M)        2006    Acquired Consultronics, a Toronto-based vendor of broadband access test equipment, for ~C$23.0mm in cash (T&M)        2008    Acquired Brix Networks, a US-based provider of open & extensible converged service assurance solutions, for US$38.5mm (incl. earn-out) in cash (SASS)Acquired Navtel Communications, a US-based provider of Internet Protocol Multimedia Subsystems (IMS) and Voice-over-Internet Protocol (VoIP) test solutions for network equipment manufacturers and service provider labs, for ~C$11.0mm in cash (T&M)        2009    Acquired PicoSolve, a Sweden-based provider of T&M solutions, for an undisclosed amount (T&M)        2010    Acquired NetHawk, a Finland-based provider of 2G, 3G and 4G/LTE protocol analyzers and simulators for wireless network equipment manufacturers, for ~€27.6mm plus ~€8.7mm in earn-out (T&M)        2014    Acquired Aito Technologies and ByteSphere, strengthening its position in customer experience analytics for mobile network operators and management & network monitoring solutions, both for an undisclosed amount (SASS)        2016    Acquired Absolute Analysis, a US-based provider of radio frequency testing solutions, for ~US$8.3mm in a combination of cash and shares (T&M)        2017    Acquired Yenista Optics, a French provider of test equipment, for ~US$11.0mm in cash (T&M)Acquired Ontology Systems, a British provider of network topology discovery & service-chain mapping, for ~US$7.6mm in cash (SASS)        2018    Acquired Astellia, a French provider of performance analysis of mobile networks and subscriber experience for ~€33.8mm in cash (SASS)        2020    Acquired InOpticals, a Taiwan-based provider of ultra-high-speed test instruments, for ~US$0.8mm plus 1.4mm subordinate voting shares valued at ~US$4.6mm (T&M)  Source: Company Website, Press Releases

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Financial Overview

- From 2016 to 2019, the T&M segment grew at a 3.5% CAGR with a portion of the growth attributable to acquisitions EXFO completed over the years
- Over the same period, the SASS segment grew at a 19.3% CAGR which includes the acquisition of Astellia in 2018
- Adj. EBITDA(1) margin has historically been ~9% with certain fluctuations:
  - 2018: Adj. EBITDA was negatively impacted by the integration costs of the Astellia acquisition
  - 2020: COVID pandemic negatively impacted operations

Historical Revenue & Growth(2)

(in US$ millions, unless indicated otherwise)



4.7%
4.6%
10.8%
6.4%
(7.4%)
$233
$243
$270
$287
$266
$277
$49
$50
$73
$84
$69
$72
$183
$194
$197
$203
$197
$205
FY2016A FY2017A FY2018A FY2019A FY2020A LTM
T&M
SASS
% Growth

Revenue CAGR	2016-19A	2016-20A
T&M	3.5%	1.8%
SASS	19.3%	8.8%

Historical Adj. EBITDA & Margin(1)(2)

(in US$ millions, unless indicated otherwise)



9.5%
9.1%
6.4%
8.9%
5.6%
9.2%
$22.0
$22.0
$17.2
$25.6
$14.8
$25.6
FY2016A FY2017A FY2018A FY2019A FY2020A(3) LTM(3)
Adj. EBITDA (Pre-IFRS 16)
% Margin

Source: Company Filings
Note: FY2020 results are inclusive of the CEWS (Canada Emergency Wage Subsidy) (~$3.3 million)
(1) Per EXFO's disclosure, Adjusted EBITDA is adjusted for stock-based compensation costs, restructuring charges, and foreign exchange gain or loss
(2) Corporate and restructuring revenue line item has been proportionally allocated between the T&M and SASS segments
(3) Adjusted for repayment of lease liabilities as presented in the cash flow statement

12

   Share Price Performance  13  Share Price Performance | Last 5 Years  (1)  (2)  Source: Capital IQ, Company Filings, Press ReleasesNote: Market data as of May 6, 2021 | EXFO's fiscal year end is August 31st | Volume figures are inclusive of both US and Canadian exchangesIncludes basic shares outstanding (inclusive of 1.4mm of shares to be issued to the former owners of EXFO Taiwan in connection with the transaction closed December 31st, 2020), RSUs and DSUsExcludes current and non-current lease liabilities to show metrics on a Pre-IFRS 16 basis

   Relative Share Price Performance  14    Source: BloombergNote: Market data as of May 6, 2021Includes Keysight (+172.4%), Spirent Communication (+111.3%), VIAVI Solutions (+64.2%), Anritsu (+52.0%), Netscout Systems (-0.8%) and Yokogawa (-15.9%) Includes Teradyne (+252.8%), Fortive (+18.2%), National Instruments (-1.8%) and Radcom (-50.8%) Includes Keysight (+39.2%), Netscout Systems (+9.0%), VIAVI Solutions (+7.9%), Yokogawa (+3.6%), Anritsu (+0.3%) and Spirent Communication (-0.4%) Includes Teradyne (+84.7%), Fortive (+13.4%), Radcom (+12.9%) and National Instruments (-4.5%)  (1)  (2)  Relative Share Price Performance | Last Three Years  Relative Share Price Performance | Since January 1st, 2020  (3)  (4)

   Relative Trading Multiples  15    Source: Capital IQ Note: Market data as of May 6, 2021Note: EXFO's figures from January 7th, 2020 onwards have been adjusted to be presented on a Pre-IFRS16 basis based on EBITDA adjustments of US$3.4mm and US$3.5mm for FY2020 and FY2021, respectivelyNote: NetScout's EBITDA estimates are not available for all time periods. Research analysts typically focus on forecasting EBIT and therefore EBITDA forecast are sporadically available over the three yearsIncludes Keysight (5.3x), Spirent Communication (3.6x), VIAVI Solutions (2.8x), NetScout Systems (2.1x), Anritsu (2.1x) and Yokogawa (1.2x)Includes Teradyne (5.5x), Fortive (4.9x), National Instruments (3.6x) and Radcom (1.7x)Includes Keysight (18.2x), Spirent Communication (15.4x), VIAVI Solutions (11.3x), NetScout Systems (9.0x), Anritsu (9.0x) and Yokogawa (8.9x)Includes Fortive (19.9x), Teradyne (15.6x), National Instruments (13.6x) and Radcom (n/a)  (3)  (4)  (1)  (2)  EV / NTM EBITDA | Last Three Years  EV / NTM Revenues | Last Three Years

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Comparable Companies
Operating Metrics

Comparable Companies

(in US$ millions, unless specified otherwise)

As at May. 06, 2021	Market Cap	Enterprise Value	Growth CY21E - CY22E Revenue	Growth CY21E - CY22E EBITDA	CY2021E Margin Gross	CY2021E Margin EBITDA	FCF[1] Conversion	LTM % Revenues R&D	LTM % Revenues CapEx
Core Peers									
Keysight Technologies	$26,605	$26,446	5.5%	10.0%	64.4%	28.8%	90.8%	16.9%	2.6%
Yokogawa Electric	$4,893	$3,951	3.9%	11.0%	44.3%	12.6%	66.3%	6.4%	4.5%
Viavi Solutions[2]	$3,715	$3,657	5.1%	6.8%	61.6%	24.9%	73.0%	17.0%	6.5%
Anritsu	$2,740	$2,290	8.7%	10.5%	63.5%	22.8%	89.2%	10.6%	2.5%
Spirent Communications[3]	$2,155	$2,055	4.0%	4.4%	73.3%	21.4%	91.9%	19.7%	1.9%
NetScout Systems[4,5]	$1,926	$1,800	4.1%	9.9%	76.7%	23.5%	90.7%	21.6%	2.2%
Average			**5.2%**	**8.8%**	**64.0%**	**22.3%**	**83.7%**	**15.4%**	**3.4%**
Other Peers									
Fortive[6]	$25,730	$27,006	4.9%	9.4%	56.7%	24.1%	95.2%	6.8%	1.2%
Teradyne	$21,222	$20,164	5.0%	8.3%	58.6%	34.7%	83.6%	12.2%	5.9%
National Instruments[7]	$5,486	$5,283	8.0%	7.9%	74.1%	26.5%	85.2%	22.0%	3.5%
Radcom	$144	$75	6.9%	nmf	71.6%	neg.	nmf	47.5%	1.1%
Average			**5.2%**	**8.8%**	**64.0%**	**22.3%**	**83.7%**	**15.4%**	**3.4%**
EXFO (Analyst Consensus)	**$223**	**$213**	**8.0%[8]**	**16.6%[8]**	**57.6%**	**8.1%**	**80.1%**	**16.5%**	**2.1%**
EXFO (Management)	**$223**	**$213**	**9.0%**	**22.3%**	**58.2%**	**8.5%**	**80.1%**	**16.5%**	**2.1%**

All figures in US$, unless otherwise noted and are presented on a "Pre-IFRS 16" basis, based on the availability of information. Forward estimates are reflective of the consensus estimates provided by Capital IQ, unless otherwise noted
Note: Spirent's figures have been adjusted to reflect the acquisition of OctoScope
(1) Free Cash Flow defined as EBITDA – Capex, and Free Cash Flow conversion as Free Cash Flow / EBITDA
(2) Viavi reported FY21 Q3 results on May 4, 2021, some numbers were not available due to 10Q not publicly available at the time of preparing this report
(3) Cash balance reduced to reflect the anticipated outflows of $23.5mm and $45.6mm for regular and extraordinary dividends that are to be paid as a subsequent event
(4) Given analysts only forecast EBITA, historical depreciation (as a % of revenues) was calculated and applied to forward revenue estimates in order to obtain Depreciation and therefore EBITDA
(5) NetScout reported FY 21 results on May 6, 2021, some numbers were not available due to 10K not publicly available at the time of preparing this report
(6) Assumes all Preferred Shares have been converted into Common Shares as per the anti-dilution adjustments triggered by the Vontier spin-off
(7) Forward EBITDA estimates are based on research reports available to TD Securities as of April 30th, 2021 (JP Morgan & Susquehanna Financial) given lack of comparability of Capital IQ's consensus figure
(8) Represents growth rates for FY2021E to FY2022E based on analyst consensus. Given there are no FY2023 estimates, it is not possible to calculate a CY2022E figure

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Comparable Companies
Valuation Metrics

Comparable Companies

(in US$ millions, unless specified otherwise)

As at May. 06, 2021	Market Cap	Enterprise Value	CY2021E Multiples Revenue	CY2021E Multiples EBITDA	CY2021E Multiples EPS	CY2022E Multiples Revenue	CY2022E Multiples EBITDA	CY2022E Multiples EPS	Net Debt / LTM EBITDA
Core Peers									
Keysight Technologies	$26,605	$26,446	5.4x	18.7x	24.6x	5.1x	17.0x	22.1x	neg.
Yokogawa Electric	$4,893	$3,951	1.1x	9.0x	23.4x	1.1x	8.1x	20.4x	neg.
Viavi Solutions [1]	$3,715	$3,657	2.9x	11.8x	20.1x	2.8x	11.1x	18.5x	neg.
Anritsu	$2,740	$2,290	2.2x	9.5x	17.6x	2.0x	8.6x	16.1x	neg.
Spirent Communications [2]	$2,155	$2,055	3.6x	16.9x	21.9x	3.5x	16.2x	20.4x	neg.
NetScout Systems [3,4]	$1,926	$1,800	2.1x	9.1x	15.3x	2.0x	8.3x	13.6x	neg.
Average			**2.9x**	**12.5x**	**20.5x**	**2.8x**	**11.5x**	**18.5x**	**neg.**
Other Peers									
Fortive [5]	$25,730	$27,006	5.2x	21.5x	28.0x	5.0x	19.7x	25.4x	1.1x
Teradyne	$21,222	$20,164	5.6x	16.2x	23.6x	5.4x	15.0x	22.3x	neg.
National Instruments [6]	$5,486	$5,283	3.8x	14.4x	28.9x	3.5x	13.3x	24.4x	neg.
Radcom	$144	$75	1.9x	nmf	nmf	1.8x	nmf	nmf	neg.
Average			**4.1x**	**17.4x**	**26.8x**	**3.9x**	**16.0x**	**24.1x**	**neg.**
EXFO (Analyst Consensus)	**$223**	**$213**	**0.7x**	**8.9x**	**17.1x**	**n/a**	**n/a**	**n/a**	**neg.**
EXFO (Management) [7]	**$223**	**$213**	**0.7x**	**8.3x**	**n/a**	**0.6x**	**6.8x**	**n/a**	**neg.**

All figures in US$, unless otherwise noted and are presented on a "Pre-IFRS 16" basis, based on the availability of information. Forward estimates are reflective of the consensus estimates provided by Capital IQ, unless otherwise noted
Note: Spirent's figures have been adjusted to reflect the acquisition of OctoScope given the level of disclosure provided
(1) Viavi reported FY21 Q3 results on May 4, 2021, some numbers were not available due to 10Q not publicly available at the time of preparing this report
(2) Cash balance reduced to reflect the anticipated outflows of $23.5mm and $45.6mm for regular and extraordinary dividends that are to be paid as a subsequent event
(3) Given analysts only forecast EBITA, historical depreciation (as a % of revenues) was calculated and applied to forward revenue estimates in order to obtain Depreciation and therefore EBITDA
(4) NetScout reported FY 21 results on May 6, 2021, some numbers were not available due to 10K not publicly available at the time of preparing this report
(5) Assumes all Preferred Shares have been converted into Common Shares as per the anti-dilution adjustments triggered by the Vontier spin-off
(6) Forward EBITDA estimates are based on research reports available to TD Securities as of April 30th, 2021 (JP Morgan & Susquehanna Financial) given lack of comparability with Capital IQ's consensus figure
(7) Management's 5-year financial forecast does not include any information on EPS or Net Income

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Research Analyst Views
Analyst Consensus and Valuation Methodologies

Analyst Consensus Estimates

(in US$ millions, except per share data)

Broker	Date	Recommendation	Target Price	Revenue FY2021E	Revenue FY2022E	Adj. EBITDA[(1)(2)] FY2021E	Adj. EBITDA[(1)(2)] FY2022E	Adj. EPS[(1)] FY2021E	Adj. EPS[(1)] FY2022E
BMO Capital Markets	7-Apr-21	Market Perform	$5.00	$288	$308	$24.7	$29.8	$0.19	$0.22
Canaccord Genuity	8-Apr-21	Hold	$4.00	288	321	24.0	29.8	0.18	0.21
National Bank	7-Apr-21	Sector Perform	$4.50	291	308	28.4	30.8	0.25	0.38
Northland	8-Apr-21	Outperform	$6.00	290	310	30.0	35.0	n/a[(3)]	n/a[(3)]
TD Securities	8-Apr-21	Hold	$4.00	290	314	22.9	26.2	0.18	0.20
Average			**$4.70**	**$289**	**$312**	**$26.0**	**$30.3**	**$0.20**	**$0.25**
YoY %				*8.9%*	*8.0%*	*43.0%*	*16.6%*	*nmf*	*26.3%*

Broker	Date	Q2 – 2021 | Current Valuation Methodologies	Q1 – 2020 | Pre-COVID Valuation Methodologies
BMO	7-April-21	▪ EV / EBITDA ▪ Multiple of 8.5x FY22E EBITDA	▪ EV / EBITDA ▪ Multiple of 8.5x CY20E EBITDA
Canaccord Genuity	8-April-21	▪ EV / EBITDA ▪ Multiple of 8.5x NTM EBITDA	▪ EV / EBITDA ▪ Multiple of 7.0x NTM EBITDA
National Bank	7-April-21	▪ DCF based ▪ Implied multiple of 8.5x FY21E EBITDA	▪ DCF based ▪ Implied multiple of 7.1x FY20E EBITDA
Northland Securities	8-April-21	▪ Undisclosed methodology ▪ Implied multiple of 1.0x FY22E Revenue	▪ Undisclosed methodology ▪ Implied multiple of 1.0x FY20E Revenue
TD	8-April-21	▪ EV / EBITDA ▪ Multiple of 7.2x CY22E EBITDA	▪ EV / EBITDA ▪ Multiple of 6.0x CY21E EBITDA

Source: Research Reports
(1) Estimates are provided on a Post-IFRS16 basis
(2) Before amortization of intangibles, stock-based compensation expenses and non-recurring expenses
(3) EPS estimates discarded given lack of comparability relative to the buildout of other analysts

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Research Analyst Views
Selected Analyst Comments

Underlying Themes

- *Investors are focused on 5G rollouts and SASS as a beacon for future growth*
- *Lab testing for a Tier-1 U.S. service provider is seen positively*
- *Bookings appear to show a recovery from COVID headwinds, pandemic continues to impact near-term visibility*

Analyst	Selected Comments
BMO **Thanos Moschopoulos** April 7, 2021 *"Market Perform"*	▪ "While results were a touch light, we think this is overshadowed by an acceleration in SASS bookings, and the fact that a U.S. Tier 1 operator has shortlisted EXFO's monitoring solution for its 5G network. We remain on the sidelines but view the stock's valuation as undemanding, particularly if EXFO can demonstrate a sustained acceleration in its SASS business."
cg/Canaccord Genuity **Robert Young** April 8, 2021 *"Hold"*	▪ "...we believe [the recent run-up in EXFO shares] is driven by expectations of post-COVID recovery and 5G investment. EXFO continues to target EBITDA margins of 15% despite steady gross margin erosion. Pressure on R&D to maintain position at the front end of new technology and potential for SG&A to return to higher pre-pandemic levels exiting 2021 may pressure margins further. We believe a catalyst for valuation re-rating would be a return to margins recovery on the back of higher margin SASS sales."
NATIONAL BANK **Richard Tse** April 7, 2021 *"Sector Perform"*	▪ "In our opinion, EXFO has the potential to benefit from a valuation re-rating by harvesting incremental opportunities with the pending scale up in global 5G deployments. That said, there's uncertainty around the timing of those deployments given COVID-19. In addition, even prior to this pandemic, this was a highly competitive market that's historically seen constrained on operating leverage."
TD **Daniel Chan** April 8, 2021 *"Hold"*	▪ "T&M benefited from continued fiber deployments from communication service providers. The Company also saw some catch-up spending as delayed projects from 2020 resumed. T&M bookings are returning to pre-pandemic levels and management continues to believe that there will be growth opportunities in H2/F21 from fiber network deployments, 5G infrastructure, and data center growth."

Source: Research Reports

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 Management Forecast

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Key Forecast Assumptions

- Management of EXFO provided an estimate for FY2021 (based on actual results for H1) and 5-year forecast ended FY2026 segmented by the T&M and SASS segments

Assumptions	Overview
Revenue	**T&M Segment** ▪ Assumes a 4.5% CAGR from FY2021 to FY2026 **SASS Segment** ▪ Assumes a 10.5% CAGR from FY2021 to FY2026 ▪ Assumes growth of 27.2% in FY2022 due to recovery from COVID-19, deployment of 5G and recently-won large contracts ▪ Growth declining to 7.8% in FY2023, 7.0% in FY2024 and FY2025 and 4.9% in FY2026
COGS	▪ Management allocated shared COGS to each segment based on internal assumptions ▪ T&M segment gross margin is expected to remain stable while SASS gross margin expands over forecast period • New contracts are less profitable in early years ▪ Overall gross margin increases from 57.4% in FY2021 to 58.6% in FY2026
SG&A	▪ Certain overhead costs that are dedicated to both segments are allocated based on sales and other metrics
R&D	▪ R&D as a % of sales declines over the forecast period from 18.0% in FY2021 to 16.7% in FY2026 as the Company benefits from operating leverage

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   Management Forecast  22  Management Forecast  FY2019 figures are pre-IFRS 16Includes accounts receivable, inventories, prepaid expenses, accounts payable and accrued liabilities and deferred revenue. Forecast based on FY2016 – FY2019 (pre-COVID) average days' sales, COGS, or operating expenses, as applicable  (1)  (2)

 Preliminary Indications of Value

 Fair Market Value  24  In anticipation of providing the Valuation of the Subordinate Voting Shares, TD Securities has prepared its preliminary value analysis to assess the fair market value ("FMV") of the Subordinate Voting SharesUnder MI 61-101, fair market value is defined as:No downward adjustment to fair market value is permitted to reflect:Liquidity of the securities;Effect of the transaction on the securities; orThe fact that the securities do not form part of a controlling interestThe valuator must consider any distinctive material benefit that might accrue to an interested party as a consequence of the transaction (such as synergies, tax and other)The valuator must also consider any prior valuations and any bona fide offers made for the Company in the past 24 months  The monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm’s length with the other and under no compulsion to act

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Approach to Value

- The preliminary value analysis contained herein utilizes the following approaches:

	Value Methodology	Description
Primary Methodologies	DCF Analysis	▪ Based on after-tax unlevered free cash flows derived from the Management Forecast (FY2021 to FY2026) ▪ Terminal value at end of forecast period based on a segmented approach • T&M: EV/EBITDA multiple(1) of 9.0x to 12.0x • SASS: EV/Revenue multiple of 1.0x to 1.5x ▪ Selected Weighted Average Cost of Capital ("WACC") range of 12.5% – 13.5% ▪ Includes estimated synergies of $9.4mm that may be achieved by a strategic acquiror of EXFO, net of estimated 1x cost to achieve synergies, developed in coordination with management of EXFO • Includes ~$1mm in public company costs and ~$8.4mm in other cost savings and overhead reductions • DCF value includes 50% sharing of these synergies ▪ February 28, 2021 value date
	Precedent Transactions	▪ Selected multiples based on precedent transactions that are comparable to EXFO • Applied to FY2021E EBITDA ▪ **Segmented Approach:** Applied the following multiples to EXFO's operating segments: • T&M: EV/EBITDA multiple(1) of 9.0x to 12.0x • SASS: EV/Revenue multiple of 1.0x to 1.5x ▪ **Consolidated Approach:** Applied EV/EBITDA multiple of 12.0x to 15.0x to consolidated EBITDA
Other Value Benchmarks	Takeover Premiums	▪ Reviewed historical M&A premiums for Canadian public company transactions (C$100 million to C$1 billion) and US technology public company transactions (US$100 million to US$1 billion)
	Comparable Companies	▪ Reviewed trading multiple of public companies considered comparable to EXFO ▪ Applied selected trading multiples to EXFO's consolidated CY2021E EBITDA based on the Management Forecast
	Analyst Target Prices	▪ Range based on lowest and highest research analyst target prices for EXFO (5 analysts)
	52-Week Trading Range	▪ Review of historical trading prices of EXFO shares over the last 52 weeks (NASDAQ)

(1) T&M multiple applied to EBITDA adjusted for management's estimate of the additional costs that would be re-allocated from SASS to T&M in a sum-of-the-parts approach to value

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 Preliminary Indications of Value  26  Based on premiums to last close of US$3.72 per share as of May 6, 2021  (1)

   DCF AnalysisOverview  27    Unlevered Free Cash Flow  Indicative Value  (2)  (1)  Management estimates. Minimal cash taxes paid in forecast period as R&D tax credits generated and utilized are sufficient to shield income from material taxes in CanadaSynergies are assumed to inflate at 2% per yearT&M multiple applied to EBITDA of $45.6mm adjusted for management's estimate of the additional costs that would be re-allocated from SASS to T&M in a sum-of-the-parts approach to value ($5.5mm)  (3)

 DCF AnalysisSensitivity Analysis  28  TD Securities performed sensitivity analyses to determine the impact of changes to key assumptions on the mid-point of the DCF Analysis  Input  Assumptions  Change  Δ $  Δ %  T&M Exit Multiple  10.50x  +1.0x  +$0.38  +5.4%      -1.0x  -$0.38  -5.4%  SASS Exit Multiple  1.25x  +0.25x  +$0.32  +4.5%      -0.25x  -$0.32  -4.5%  WACC  13.00%  +1.0%  -$0.30  -4.3%      -1.0%  +$0.32  +4.5%  Synergies  $9.4mm  +$3mm  +$0.23  +3.2%      -$3mm  -$0.23  -3.2%  Revenue Growth(1)  2021-2026 CAGR: 6.2%  +1.0%  +$0.28  +4.0%      -1.0%  -$0.27  -3.9%  EBITDA Margin(1)  8.0% (2021)12.6% (2026)  +1.0%  +$0.40  +5.7%      -1.0%  -$0.40  -5.7%  FY2021E revenue growth and EBITDA margin are not impacted by the sensitivity

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Precedent Transactions

Precedent Transactions

Announcement Date	Acquirer	Target	Enterprise Value	EBITDA Margin	Enterprise Value / Sales	Enterprise Value / EBITDA	2-Year CAGR Sales	2-Year CAGR EBITDA	Cost Synergies % Sales
T&M Focused									
5-Mar-21	Spirent	octoScope	$55 - $73	n/a	2.8x - 3.7x[1]	n/a	n/a	n/a	n/a
29-Jul-20	HLD Associates	Microwave Vision	€136[2]	15.3%	1.4x	9.3x[3]	17.5%	23.9%	n/a
1-Feb-18	Viavi	AvComm & Wireless T&M Segment (Cobham)	$455	n/a	2.3x	n/a	n/a	n/a	n/a
27-Jan-17	KeySight	Ixia	$1,574	19.4%	3.2x	16.7x	6.0%	8.4%	12.4%[4]
17-Jun-15	KeySight	Anite	£375	21.8%	3.2x	14.5x	9.5%	7.4%	11.0%
13-Oct-14	NetScout Systems	Danaher Communications Business	$2,619	23.6%	3.1x[5]	13.3x[5]	n/a	n/a	n/a
20-May-14	Cobham Plc	Aeroflex	$1,461	20.6%	2.3x	11.1x	0.6%	5.4%	13.3%
7-May-12	Ixia	Anue Systems	$145	20.1%	3.0x	15.1x	n/a	n/a	n/a
12-Mar-10	EXFO	Nethawk	€28 - €36	14.7%	1.0x - 1.3x[1]	6.6x - 8.6x[1]	n/a	n/a	n/a
Average				**19.4%**	**2.5x**	**12.5x**	**8.4%**	**11.3%**	**12.2%**
SASS Focused									
31-Aug-17	EXFO	Astellia	€34	nmf	0.8x	nmf	3.0%	nmf	n/a
11-Dec-13	JDS Uniphase	Network Instruments	$200	n/a	5.0x	n/a	n/a	n/a	n/a
30-Jun-12	Ixia	BreakingPoint Systems	$160	n/a	4.4x	n/a	n/a	n/a	n/a
11-Feb-10	JDS Uniphase	Agilent Network Solutions Test Business	$165	n/a	1.0x	n/a	n/a	n/a	n/a
11-May-09	Ixia	Catapult Communications	$68	nmf	1.7x	nmf	n/a	n/a	7.6% - 12.6%[6]
Average				**n/a**	**2.6x**	**n/a**	**3.0%**	**n/a**	**10.1%**
Consolidated Average				**19.4%**	**2.6x**	**12.5x**	**7.3%**	**11.3%**	**12.2%**

All figures in US$, unless otherwise noted, and are presented on a "Pre-IFRS 16" basis, based on the availability of information
Source: Public Filings, Investor Presentations
Note: 2-Year CAGR are based on Capital IQ consensus estimates at the time of the respective transaction announcement
(1) Range represents multiples including and excluding the impact of earn-outs. Midpoint of the ranges are used to compute the average
(2) Figure is representative of the implied value of 100% of Microwave Vision based on the purchase price offered to acquire the controlling 52.95% stake
(3) Adjusted EBITDA figures to be Pre-IFRS 16 by reflecting the quantum of IFRS16 impact provided in the annual report
(4) Includes $60mm in cost synergies. Also announced revenue synergies of $100mm run rate by year five
(5) Represents multiples on the December 31, 2013 financial profile (Lack of disclosure provided on interim periods to calculate LTM)
(6) Based on announced cost synergies of $3mm to $5mm

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Precedent Transactions AnalysisSegmented Basis  30  Selected range implies enterprise value for EXFO of $377mm to $516mmImplies share price range of $6.46 to $8.78    Precedents Transaction Analysis | Segmented Basis  (1)  Reflects management's estimate of the additional costs that would be re-allocated from SASS to T&M in a sum-of-the-parts approach to valueRepresents portion of Canada Emergency Wage Subsidy which will be received in FY2021 (T&M allocation as a % of sales)  (2)

 Precedent Transactions AnalysisConsolidated Basis  31    Selected range implies enterprise value for EXFO of $283mm to $353mmImplies share price range of $4.88 to $6.06    Precedents Transaction Analysis | Consolidated Basis

 Takeover Premiums  32  Source: Thomson. For all transactions with Canadian public targets where there is a change of control and a transaction value between C$100 million and C$1 billion (since 2010).Source: Thomson. For all transactions with US public targets where there is a change of control and a transaction value between US$100 million and US$1 billion (since 2010).    Canadian Takeover Premiums (By Consideration)(1)    US Technology Takeover Premiums (By Consideration)(2)

 Comparable Companies Analysis  33  Selected range implies enterprise value for EXFO of $204mm to $255mmImplies share price range of $3.57 to $4.42  (1)  CY2021E is estimated by taking 8 months of FY2021E and 4 months of FY2022E    Comparable Companies Analysis

 WACC Analysis    Appendix A:

 WACC Analysis  35  Selected unlevered betas based on a review of a range of unlevered betas for EXFO and a group of comparable public companiesMarket data as of May 6, 2021Source: Duff & PhelpsCost of debt based on the cost on EXFO’s current revolving credit facility swapped to fixed    WACC Analysis